UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                              EuroBancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    298716101
                  --------------------------------------------
                                 (CUSIP Number)

                                 August 11, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
    [ ] Rule 13d-1(b)
    [ ] Rule 13d-1(c)
    [X] Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 298716101             SCHEDULE 13G                   Page 2 of 5 Pages
-------------------                                            -----------------

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    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Placido Gonzalez Cordova

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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a)  [ ]
                                                              (b)  [ ]

--------------------------------------------------------------------------------

    3      SEC USE ONLY

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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Puerto Rico

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      NUMBER OF            5      SOLE VOTING POWER

        SHARES                             1,761,404

     BENEFICIALLY       --------------------------------------------------------

       OWNED BY            6      SHARED VOTING POWER

         EACH                              0

      REPORTING         --------------------------------------------------------

        PERSON             7      SOLE DISPOSITIVE POWER

        WITH:                              1,761,404

                        --------------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,761,404

--------------------------------------------------------------------------------

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]

--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.96%

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   12      TYPE OF REPORTING PERSON

           IN

--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 298716101             SCHEDULE 13G                   Page 3 of 5 Pages
-------------------                                            -----------------

Item 1(a).     Name of Issuer:

               EuroBancshares, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               270 Munoz Rivera Avenue
               San Juan, Puerto Rico 00918

Item 2(a).     Name of Person Filing.
Item 2(b).     Address of Principal Business Office or, if None, Residence.
Item 2(c).     Citizenship.

               Placido Gonzalez Cordova
               270 Munoz Rivera Avenue
               San Juan, Puerto Rico 00918
               Citizen of the Commonwealth of Puerto Rico

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.01 per share

Item 2(e).     CUSIP Number:

               298716101

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               Not Applicable

Item 4.        Ownership.

               The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in
               Item 1:

               (a)  Amount beneficially owned: 1,761,404 shares of Common Stock

               (b)  Percent of Class:  8.96%

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or direct the vote: 1,761,404

                    (ii) shared power to vote or direct the vote: 0

-------------------                                            -----------------
CUSIP No. 298716101             SCHEDULE 13G                   Page 4 of 5 Pages
-------------------                                            -----------------

                    (iii) sole power to dispose or direct  the  disposition  of:
                         1,761,404

                    (iv) shared power to dispose or direct the disposition of: 0

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not Applicable

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable

Item 9.        Notice of Dissolution of Group.

               Not Applicable

Item 10.       Certification.

               Not Applicable

-------------------                                            -----------------
CUSIP No. 298716101             SCHEDULE 13G                   Page 5 of 5 Pages
-------------------                                            -----------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: February 4, 2005


                                         /s/ Placido Gonzalez Cordova
                                         ---------------------------------------
                                         Placido Gonzalez Cordova